UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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CADENCE DESIGN SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

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April 10, 2024

Dear Cadence Stockholders:

We are asking for your support of Proposal 4, the proposal to adopt the amendment to Cadence’s Restated Certificate of Incorporation (the “Charter”) regarding stockholder action by written consent (such amendment, the “Written Consent Amendment”). The primary purpose of Proposal 4 is administrative, to move the written consent provisions which were previously in our Bylaws, including the 25% ownership threshold to initiate a record date for action by written consent, to our Charter. We are providing the information below to update and supplement the information contained in Cadence’s Proxy Statement. This information should be read in conjunction with the Proxy Statement.

The 25% ownership threshold to initiate a record date for stockholder action by written consent is appropriate given the existing 15% ownership threshold to initiate a stockholder request for a special meeting. Cadence’s Board of Directors (the “Board”) believes that a 25% ownership threshold to request a record date, taken together with the 15% ownership threshold to request a special meeting, strikes the right balance between enhancing stockholder rights and minimizing the risk of unnecessary expense and disruption to Cadence’s business. Based on the number of shares outstanding as of March 4, 2024, the ownership threshold for the right to request a special meeting allows as few as two stockholders to seek special meetings. The Board believes that the right to call a special meeting is one of the most valuable among stockholder rights and that stockholder meetings are the preferred forum for making important corporate decisions, including for the following reasons:

•	All stockholders must be provided with advance notice of the meeting and an opportunity to consider the proposed actions before making voting decisions.

•	The meeting and stockholder vote take place in an open and transparent manner, giving stockholders a forum for debate and discussion.

•	Information about the proposed action to be taken at the meeting is widely distributed in a proxy statement before the special meeting, as required by SEC rules.

•	The Board is given an opportunity to analyze and provide a thoughtful recommendation or alternative point of view with respect to the proposed action.

Given that written consents would be sought without the full transparency of a meeting where all stockholders have the same information and opportunity to consider the proposals put forth at the meeting, the Board believes that a higher threshold is appropriate for stockholder action by written consent. Meaningful share ownership should be required to warrant diverting the attention of the Board and Cadence’s resources from the day-to-day operations and oversight of Cadence’s business. In 2021, Cadence previously had a stockholder proposal to reduce the ownership threshold to initiate a record date for stockholder action by written consent from 25% to 10%, which was not supported by a majority of stockholders.

Existing corporate governance practices also hold the Board accountable to stockholders. After thorough examination of Cadence’s existing corporate governance practices, the Board has concluded that Cadence has several safeguards in place that ensure Cadence remains accountable to its stockholders, including the aforementioned right to request a special meeting and each of the following:

•	Independent Board Chair

•	Independent Board committees

•	Nine of ten current directors that are independent

•	No classified board structure

•	No supermajority voting requirement

•	Majority vote standard for the election of directors

•	Stockholder ability to remove directors with or without cause

•	Stockholder ability to nominate candidates pursuant to proxy access

•	No poison pill rights

•	No dual class structure

We believe that the information provided in our Proxy Statement and this letter demonstrates our commitment to responsible corporate governance principles and practices as well as the consideration we have given to the proposal to adopt the Written Consent Amendment.

We are asking for your critical vote on the proposals to be voted on at Cadence’s 2024 Annual Meeting of Stockholders. The Board continues to unanimously recommend votes FOR each director nominee in Proposal 1, FOR Proposals 2 through 6 and AGAINST Proposal 7.

Thank you for your support,

Karna Nisewaner

Senior Vice President, General Counsel and Corporate Secretary